 Exhibit 3.86

STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION

First:	The name of the limited liability company is:

L3TV Chicagoland Cable System, LLC.

Second:	The address of its registered office in the State of Delaware is:

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808.

The name of its Registered agent at such address is:

Corporation Service Company.

Third:	L3TV Chicagoland Cable System, LLC shall commence upon the filing of this Certificate of Formation and shall continue in until dissolved.

In Witness Whereof, the undersigned has executed this Certificate of Formation this 14th day of September 2016.

By:	/s/ Darin Inglish
Darin Inglish
Attorney